Filed Pursuant to Rule 433
Registration No. 333-200621
February 7, 2017
Supplementing the Preliminary
Prospectus Supplement dated February 7, 2017
(To Prospectus dated November 26, 2014)

MPLX LP

Final Pricing Terms

February 7, 2017

$1,250,000,000 4.125% Senior Notes due 2027

$1,000,000,000 5.200% Senior Notes due 2047

Issuer:	MPLX LP

Net proceeds (before expenses) to the Issuer:	$2,224,090,000

Trade Date:	February 7, 2017

Settlement Date:	February 10, 2017 (T+3)

4.125% Senior Notes due 2027

Size:	$1,250,000,000

Maturity Date:	March 1, 2027

Coupon:	4.125%

Price to Public:	99.834%

Yield to Maturity:	4.145%

Spread to Benchmark Treasury:	+175 bps

Benchmark Treasury:	2.000% due November 15, 2026

Benchmark Treasury Yield:	2.395%

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2017, to holders of record at the close of business on the preceding February 15 and August 15, respectively

Make-Whole Call:	T+ 30 bps (at any time before December 1, 2026)

Par Call:	At any time on or after December 1, 2026

CUSIP/ISIN:	55336VAK6/US55336VAK61

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Ratings*:	Baa3/BBB-/BBB-

Joint Book-Running
Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

MUFG Securities Americas Inc.

Wells Fargo Securities, LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Mizuho Securities USA Inc.

RBC Capital Markets, LLC

SunTrust Robinson Humphrey, Inc.

UBS Securities LLC

U.S. Bancorp Investments, Inc.

Co-Managers:	BBVA Securities Inc. Comerica Securities, Inc. Fifth Third Securities, Inc. PNC Capital Markets LLC The Huntington Investment Company

5.200% Senior Notes due 2047

Size:	$1,000,000,000

Maturity Date:	March 1, 2047

Coupon:	5.200%

Price to Public:	99.304%

Yield to Maturity:	5.246%

Spread to Benchmark Treasury:	+220 bps

Benchmark Treasury:	2.250% due August 15, 2046

Benchmark Treasury Yield:	3.046%

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2017, to holders of record at the close of business on the preceding February 15 and August 15, respectively

Make-Whole Call:	T+ 35 bps (at any time before September 1, 2046)

Par Call:	At any time on or after September 1, 2046

CUSIP/ISIN:	55336VAL4/US55336VAL45

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Ratings*:	Baa3/BBB-/BBB-

Joint Book-Running
Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

MUFG Securities Americas Inc.

Wells Fargo Securities, LLC

BNP Paribas Securities Corp.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Mizuho Securities USA Inc.

SunTrust Robinson Humphrey, Inc.

TD Securities (USA) LLC

UBS Securities LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC PNC Capital Markets LLC Scotia Capital (USA) Inc. The Williams Capital Group, L.P. U.S. Bancorp Investments, Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-888-603-5847; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-800-831-9146; MUFG Securities Americas Inc., 1221 Avenue of the Americas, 6th Floor, New York, NY 10020, Attn: Capital Markets Group, telephone: 1-877-649-6848; or Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, telephone: 1-800-645-3751

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.

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